INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Other Services" in the Statement of Additional Information and to the incorporation by reference of our report dated November 16, 2006 on the financial statements and financial highlights of Touchstone Investment Trust, in Post-Effective Amendment Number 93 to the Registration Statement
(Form N-1A, No. 2-52242) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission.




                                       /s/ Ernst & Young LLP


Cincinnati, Ohio
January 29, 2007